EXHIBIT 10.48

O-I GLASS, INC. EXECUTIVE DEFERRED SAVINGS PLAN

As Amended and Restated Effective January 1, 2025

WHEREAS, Owens-Illinois, Inc., now O-I Glass, Inc. (the “Company”) established the Owens-Illinois, Inc. 401(k) Restoration Plan (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”);

WHEREAS, the Company amended the Plan, effective as of January 1, 2009, to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to amounts deferred and/or vested after December 31, 2004, and to change the name of the Plan to the “Owens-Illinois, Inc. Executive Deferred Savings Plan”;

WHEREAS, the Company restated the Plan, effective January 1, 2010, to incorporate the prior amendments, and subsequently amended the Plan effective January 1, 2017 with respect to Company Contributions;

WHEREAS, the Company now desires to amend and restate the Plan to reflect the current name of the Company and to make other changes deemed appropriate to facilitate administration;

NOW, THEREFORE, effective January 1, 2025, the Plan is amended and restated to read in its entirety as follows:

Section 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the ERISA. The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

Section 2. DEFINITIONS
2.1	“Administrator” means the Committee appointed pursuant to Section 16.1.
2.2	“Annual Incentive Compensation” means the portion of a Participant’s annual Compensation as defined in Section 2.9 that reflects the Participant’s annual incentive payments that may be earned for a Plan Year.
2.3	“Base Compensation” means a Participant’s annual Compensation as defined in Section 2.9 other than Annual Incentive Compensation as defined in Section 2.2.
2.4	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 14.

2.5	“Board” means the board of directors of the Company.
2.6	“Change in Control” means a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A of the Code).
2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8	“Company” means O-I Glass, Inc.
2.9	“Compensation” means the annual compensation paid by the Company to a Participant for the Plan Year, including annual incentive payments, but excluding all other bonuses and gainsharing payments, as well as amounts paid after a Participants severance from employment with the Company (other than Compensation attributable to the payroll period in which the severance occurred). For the avoidance of doubt, the Plan shall use the same definition of Compensation as used in the 401(k) Plan, but without application of the Code section 417(a)(17) limits referenced therein.
2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.11	“401(k) Plan” means the Owens-Illinois, Inc. Stock Purchase and Savings Program, as amended from time to time.
2.12	“Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.
2.13	“Plan” means the O-I Glass, Inc. Executive Deferred Savings Plan, as set forth herein and as amended from time to time.
2.14	“Plan Year” means the calendar year.
2.15	“Separation from Service” means a Participant’s separation from service within the meaning of section 1.409A-1(h) of the Treasury Regulations.
2.16	“Severance” means, with respect to the definition of Compensation, a Participant’s termination of employment from the Company.
Section 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which management employees and highly compensated employees of the Company shall be eligible to participate in the Plan from time to time.

All Participants with an account balance under the Plan as of December 31, 2024 shall continue to be eligible to participate in the Plan as of January 1, 2025.  In addition, Participants who (i) had an account balance as December 31, 2023 but no account balance as of December 31, 2024 and (ii) are actively employed on December 31, 2024, shall continue to be eligible to participate in the Plan.

Effective January 1, 2025, newly eligible Participants will be limited to those employees at the job level 20 and above except as otherwise determined by the Administrator.

Section 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his or her Compensation for a Plan Year by filing an election or elections with the Administrator (pursuant to Section 5) on or prior to November 30 (or such other date not later than December 31 that the Administrator may specify) of the preceding Plan Year. Participants will make separate elections for Base Compensation and Annual Incentive Compensation. A Participant may elect to defer from one percent (1%) to eighty percent (80%) of Base Compensation for a Plan Year, and may elect to defer from one percent (1%) to one-hundred percent (100%) of Annual Incentive Compensation.  For the avoidance of doubt, deferral elections of Annual Incentive Compensation must be made in the calendar year before the calendar year for which services are performed for which the Annual Incentive Compensation will be paid.

Elections do not carry over from one Plan Year to the next. A Participant must file a new election for any following Plan Year on or before November 30 (or such other date not later than December 31 that the Administrator may specify) of the immediately preceding Plan Year.

Notwithstanding the foregoing, subject to the provisions of Section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation to be earned after the date of the election) within thirty (30) days of becoming eligible.

Effective January 1, 2025, a Participant’s deferral elections under this Plan are separate from and shall run independently from (and concurrently with the Participant’s deferral elections (if any) under the 401(k) Plan).

In connection with a Participant’s annual deferral election(s) hereunder, for each Plan Year a Participant may elect to direct all or a portion of the Participant’s deferrals and Company Contributions to an “in-service withdrawal account.” Any amounts not directed to an in-service withdrawal account will be credited to a “retirement account.” Distributions of the in-service withdrawal account and retirement accounts are subject to the provisions of Section 11.

Section 5. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made by executing such form(s) as the Administrator shall from time to time prescribe.

Section 6. ACCOUNTS

The Company shall establish and maintain on its books with respect to each Participant separate account(s) for each Plan Year which shall record (a) any Compensation deferred by the Participant under the Plan pursuant to the Participant’s election (including, for Compensation deferred on and after January 1, 2025, a separate account for deferral elections applicable to Base Compensation and for deferral elections applicable to Annual Incentive Compensation), (b) any Company contributions made on behalf of the Participant pursuant to Section 7 below, and (c) the allocation of any hypothetical investment experience.

If a Participant elects to establish an “in-service withdrawal account” under Section 4 for a Plan Year, such account shall be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan which the Participant has elected to be credited to such account, (b) any Company Contributions under the plan which the Participant has elected to be credited to such account, and (c) the allocation of any hypothetical investment experience related to such amounts. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Compensation deferred by the Participant, which the Participant has not elected to be credited to the “in-service withdrawal account”, (b) any Company Contributions made on the Participant’s behalf  that the Participant has not elected to be credited to the “in-service withdrawal account” and (c) the allocation of any hypothetical investment experience related to such amounts.

Section 7. COMPANY CONTRIBUTIONS
(a)	Matching Contributions. Each year, the Company may elect to match a specified percentage (as determined by the Board) of the Participant’s Compensation deferred under this Plan pursuant to Section 4. Effective January 1, 2025, a Participant will be eligible for matching contributions under the Plan only with respect to elective deferrals with respect to Compensation that is in excess of the Code Section 401(a)(17) for the applicable Plan Year (and therefore is not included in Compensation under the 401(k) Plan). Matching contributions, if any, made with respect to a Participant will be credited on a payroll period basis.
(b)	Base Contributions. The Company shall contribute a base contribution for each payroll period in an amount equal to three percent (3%) of the Participant’s Base Compensation that is in excess of the Code Section 401(a)(17) for the applicable Plan Year (and therefore is not included in Compensation under the 401(k) Plan) regardless of any Participant deferral election.
Section 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s account(s) shall be reduced by the amount of any distributions to the Participant from the applicable account, and by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator.

Section 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the

Administrator may establish. However, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

Section 10. VESTED STATUS

Each Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s).

Section 11. TIME AND MANNER OF DISTRIBUTION
(a)	Retirement Account. Distribution of a Participant’s “retirement account” (within the meaning of Section 6) shall be made or commence on the first day of the seventh (7th) month following the close of the Plan Year in which the Participant experiences a Separation from Service. Provided, however, that payment may be delayed or accelerate under any of the circumstances permitted under Section 409A of the Code.

Annually, each Participant shall elect, on the election form and pursuant to procedures established by the Administrator, either of the following modes of distribution for his retirement account:

(i)	a single lump sum payment; or
(ii)	annual installments over a period of not less than two (2) years and not more than ten (10) years, the amount of each installment to equal the balance of the Participant’s retirement account immediately prior to the installment divided by the number of installments remaining to be paid. The first installment shall be made when indicated above, with each subsequent installment being made on the first day of the calendar month following the one (1) year anniversary of the prior payment.

If no election is made, the default form of distribution is a single lump sum payment.

A Participant may subsequently elect to change the mode of distribution of his retirement account, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the in-service withdrawal account was scheduled to be paid, (ii) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence.

(b)	In-Service Withdrawal Account. Distribution of amounts credited to the Participant’s “in-service withdrawal account” (within the meaning of Section 4) shall be distributed in a lump-sum cash payment, as of the date designated by the Participant.

A Participant may subsequently elect to change the mode of distribution of amounts credited to the Participant’s Retirement and/or In-Service Account, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the distribution for which the change applies was scheduled to be paid, (ii) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence.

Notwithstanding the foregoing, amounts credited to a Participant’s Accounts shall be distributed in the form of a single sum payment, within ninety (90) days following a Change in Control.

In addition, if the fair market value of all of the Participant’s Accounts  does not exceed the amount in effect for the applicable year under Code Section 402(g)(1)(B) as of the date of the Participant’s separation from service, the Participant’s Accounts shall be distributed in a single lump sum payment.  For the avoidance of doubt, in determining the fair market value of the Participant’s Account to see if such value exceeds the applicable year limit under Code Section 402(g)(1)(B), the balance of all of the Participant’s pre-2025 Retirement Accounts and the Participant’s 2025 and later Accounts will be aggregated.

Further if any amounts credited to a Participant’s Account(s) become subject to income inclusion under Section 409A of the Code, the  amount(s) required to be included in income shall be immediately distributed to the Participant.

Distributions under this Section 11 shall be treated as made upon the date specified under the Plan if payment is made on such date or a later date within the same taxable year of the Participant.  Solely with respect to amounts credited to a Participant’s in-service account, distributions shall be treated as if made upon the date specific under the Plan if the payments is made consistent with the preceding sentence or, if later, by the fifteenth (15th) day of the third calendar month following the date specified under the Plan, provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

Section 12. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code and the Treasury Regulations issued thereunder), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), elect to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s account(s) attributable to his deferrals made under Section 4 or (ii) the amount necessary to satisfy the unforeseeable emergency.

Section 13. DEATH BENEFIT

Notwithstanding elections made under Section 11 of this Plan, in the event of the death of a Participant while in the employ of the Company, the fair market value of the Participant’s Account(s) generally shall be distributed to the Participant’s Beneficiary in five (5) annual installments commencing ninety (90) days following the Participant’s death. Each subsequent installment shall be made on the first day of the calendar month following the one (1) year anniversary of the prior payment. Provided, however, that if the fair market value of all of the Participant’s Account(s) under the Plan does not exceed the amount in effect for the applicable year under Code Section 402(g)(1)(B) as of the date of the Participant’s death, the value of the Participant’s Account(s) shall be distributed to the Participant’s Beneficiary, in the form of a single-sum payment within ninety (90) days following the Participant’s death.

In the event a Participant dies after distribution has commenced under the Plan, the balance of the Participant’s Account(s), if any, shall be distributed to the Participant’s Beneficiary, in a single lump sum payment, within ninety (90) days following the Participant’s death.

Section 14. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s estate. If a Beneficiary survives the Participant but dies before the balance payable to the Beneficiary has been distributed, any remaining balance shall be paid to the Beneficiary’s estate.

Section 15. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the date on which the order was received by the Administrator or, if later, within ninety (90) days following the date on which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

Section 16. PLAN ADMINISTRATION
16.1Administration. The Plan shall be administered by the Compensation and Talent Development Committee of the Board or, in the discretion of the Board, another committee or subcommittee of the Board (the “Committee”), appointed by the Board and composed of at least two members of the Board. All references in the Plan to the Administrator shall be understood to refer to the Committee who is responsible to administer the Plan.

In the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. The Administrator shall select one of its members as Chairperson and shall hold meetings at such times and places as it may determine. A majority shall constitute a quorum, and acts of the Administrator at which a quorum is present, or acts reduced to or approved in writing by all its members, shall be the valid acts of the Administrator.

The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for administration of the Plan, but may delegate day-to-day administration. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

16.2Review Procedure.
(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days after receipt of the claim (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;
(ii)	the specific references to the pertinent Plan provisions on which the denial is based;
(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.
(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

Section 17. FUNDING
17.1Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.
17.2Rabbi Trust. The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.
Section 18. AMENDMENT

The Compensation and Talent Development Committee of the Board shall have the right to amend or suspend the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan.

Section 19. TERMINATION OF THE PLAN

The Company, by resolution of the Board, and subject to the provisions of Section 409A of the Code, may elect to terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control provided all agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the Change in Control with respect to which deferrals of Compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation, all such Participants are required to receive their Accounts under the terminated agreements, methods, programs and other arrangements within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.

Section 20. NO ASSIGNMENT

A Participant’s right to the amount credited to his or her account(s) under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

Section 21. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her Beneficiaries, heirs, legal representatives and assigns.

Section 22. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

Section 23. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of Ohio, without regard to the conflict of law provisions of any jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the ____ day of ________________, 2024.

O-I GLASS, INC.

By:

Authorized Officer